Exhibit 10.3

ADDENDUM TO EMPLOYMENT AGREEMENT

     This Addendum is made as April 1, 2004 (the “Addendum”) by and between CoStar Realty Information, Inc. (the “Company”), and David Schaffel (the “Employee”) and is executed pursuant to and made a part of the Employment Agreement, dated as of April 24, 1998 (the “Employment Agreement”), between OLD RIG, a predecessor in interest to the Company, and the Employee.

     Any capitalized term used in this Addendum and not otherwise defined shall have the meaning set forth in the Employment Agreement.

     NOW THEREFORE, in consideration for the increased compensation and the other consideration given to Employee in connection with his annual review, the Company and the Employee agree that the Employment Agreement shall be amended as follows:

     1. The last sentence of Section 4(b) of the Employment Agreement shall be amended and replaced in its entirety with the following:

     Beginning in 2004, the Annual Bonus will be up to 75% of the Base Compensation paid during such calendar year.

     2. Employee and the Company agree that except as expressly provided above, all of the terms of the Employment Agreement will remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto have executed this Addendum on the day and year set forth below.

Employee:	Company:

/s/	By:	/s/

David Schaffel	Andrew C. Florance
Chief Executive Officer and President